ACCOUNTANTS' CONSENT


We have issued our report dated February 18, 2000, accompanying the consolidated financial statements of Camco Financial Corporation, which are incorporated within the Annual Report on Form 10-K for the year ended December 31, 1999. We hereby consent to the incorporation by reference of said report in Camco's Form S-8.




/s/GRANT THORNTON LLP

Cincinnati, Ohio
March 30, 2000